Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

COMENITY CAPITAL CREDIT COMPANY, LLC

This Certificate of Amendment to Certificate of Formation of Comenity Capital Credit Company, LLC, a Delaware limited liability company (the “LLC”), dated as of December 5, 2025, has been duly executed and is being filed by the undersigned, as an authorized person, in accordance with the provisions of 6 Del. C. § 18-202, to amend the Certificate of Formation of the LLC, as filed in the office of the Secretary of State of the State of Delaware on June 21, 2019 (the “Certificate”).

1.	The name of the LLC is Comenity Capital Credit Company, LLC.

  2.   Paragraph 1 of the Certificate is hereby amended and restated in its entirety to read as follows:

“1.)	The name of the limited liability company (the “LLC”) is Bread Financial Funding, LLC.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Formation as of the date first-above written.

COMENITY CAPITAL BANK, as Economic Member

By:	/s/ Wai Chung
Name:	Wai Chung
Title:	Treasurer